Exhibit 5.1

WOODBURN AND WEDGE
ATTORNEYS AND COUNSELORS AT LAW
SIERRA PLAZA
6100 NEIL ROAD, SUITE 500
RENO, NEVADA 89511-1149
TELEPHONE (775) 688-3000
FACSIMILE (775) 688-3088

Gregg P. Barnard

E-MAIL:  gbarnard@woodburnandwedge.com

DIRECT DIAL:  (775) 688-3025

July 18, 2005

Particle Drilling Technologies, Inc.

808 Travis, Suite 850

Houston, Texas 77002

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of Particle Drilling Technologies, Inc., a Nevada corporation (the “Company”), relating to the proposed issuance and sale from time to time, pursuant to the (i) Particle Drilling, Inc., 2004 Stock Incentive Plan, as assumed by the Company (the “2004 Plan”), of up to 3,300,000 shares of the Company’s Common Stock, $0.001 par value per share (the “2004 Plan Shares”); and (ii) Particle Drilling Technologies, Inc., 2005 Stock Incentive Plan (the “2005 Plan” and together with the 2004 Plan, the “Plans”), of up to 2,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “2005 Plan Shares” and together with the 2004 Plan Shares, the “Plan Shares”).  As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Plan Shares, the Registration Statement and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.                                       The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2.                                       The Board of Directors of the Company has authorized the issuance and sale of the Plan Shares.  When issued and sold against payment therefor in accordance with the provisions of the respective Plans, the Plan Shares will be duly and validly authorized and legally issued and will be fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated.  We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter.  We are members of the bar of the State of Nevada.  We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada.  We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.                                       To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.                                       To the statements with reference to our firm made in the Registration Statement; and

3.                                       To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard